Exhibit 10.20

Agreement for Sale of Commodity entered by and between the Fifth Season (Zhejiang) Commerce and
Trade Co., Ltd. and Guangdong Yuehe Assets Management Co., Ltd.

Party A: The Fifth Season (Zhejiang) Commerce and Trade Co., Ltd.

Party B: Guangdong Yuehe Assets Management Co., Ltd.

  General Information
  Pursuant to the contract entered on January 12, 2011, Party B will buy the refined iron powder with iron content of 64% 6224 tons (±0.5%) and with iron content of 62% (±0.5%) from Party A.
  Fees of the Commodity and Payment Arrangement
  The total fees will be RMB 10,393,536.38 yuan.
  Party B will pay when the goods are delivered.
  Delivery Date
  This contract shall be effective until March 30, 2011
  Headlines of the articles omitted
  Validity, Modification and Termination of Contract
  Dispute Settlement
  Breach of the Agreement
  Miscellaneous